Exhibit 21.1
Subsidiaries of the Registrant
1.	Darling International, Ltd., an Ontario (Canada) corporation

2.	Insurance Company of Colorado, Inc., a Colorado corporation

3.	Darling National LLC, a Delaware limited liability company